Exhibit No. 99.2

Contact:
Anne Hallock
Manager, Public Relations
CKE Restaurants, Inc.
805-745-7741
ahallock@ckr.com

CKE RESTAURANTS, INC. ANNOUNCES SALE OF
LA SALSA FRESH MEXICAN GRILL® RESTAURANTS

CARPINTERIA, Calif. – May 29, 2007 – CKE Restaurants, Inc. (NYSE: CKR), owner, operator and franchisor of the Carl’s Jr.®, Hardee’s®, and La Salsa Fresh Mexican Grill® restaurant brands, announced today that it has entered into an agreement for the sale of its La Salsa Fresh Mexican Grill restaurants.  La Salsa is being acquired by Thousand Oaks, Calif.-based Baja Fresh Mexican Grill®, led by David Kim and M Plus Capital, which is based in Santa Monica, Calif.  Under the agreement, Santa Barbara Restaurant Group, Inc., a wholly-owned subsidiary of CKE, is expected to sell its 100 percent equity interest in La Salsa, Inc. and La Salsa of Nevada, Inc.  The transaction is subject to customary closing conditions and is expected to close by the end of June 2007.  The transaction is not expected to have a material impact on the future earnings of CKE on a consolidated basis.

Andrew F. Puzder, CKE president and chief executive officer said, “Our focus is on growing Carl’s Jr. and Hardee’s, including dual branding them with our Mexican brands, Green Burrito® and Red Burrito™.  While we believe in La Salsa’s potential, we also believe our best opportunity for improving earnings and cash flow is to devote our resources to the future of Carl’s Jr. and Hardee’s.   As such, selling La Salsa to David Kim is in the mutual best interests of both CKE and the La Salsa brand.  David Kim is a former Carl’s Jr. franchisee whom we know well and we wish him the best with his investment in La Salsa.”

Investor David Kim said, “I am pleased that we will have two great Mexican concept brands in La Salsa and Baja Fresh. We welcome La Salsa’s employees and franchisees to our family.  The combined efficiencies and resources of these two national brands create a dynamic growth company to compete in the Mexican food restaurant market.”

As of the end of its fiscal fourth quarter on Jan. 29, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,105 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,087 Carl’s Jr. restaurants, 1,906 Hardee’s restaurants and 96 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE
Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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